                                                                       EXHIBIT 3


                         SUMMARY COMPENSATION TABLE (1)

                                                                                LONG-TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                   AWARDS
                                ------------------------------------------   ---------------
                                                              OTHER ANNUAL     SECURITIES       ALL OTHER
           NAME AND                                           COMPENSATION     UNDERLYING      COMPENSATION
      PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    ($)(2)(3)     OPTIONS/SARS(#)      ($)(4)
      ------------------        ----   ---------   --------   ------------   ---------------   ------------
William L. Healey               1998    302,405     29,474       37,332          50,000           13,856
  Chairman of the Board,        1997    281,858     18,325       39,287          44,500           13,539
  President and Chief
     Executive                  1996    259,056    110,776       40,957              --           12,967
  Officer
Anthony R.W. Richardson         1998    197,034     16,096       95,359          65,000               --
  Executive Vice President and
  Chief Operating Officer
John W. Hohener                 1998    140,718     10,606       10,120           9,000            4,460
  Vice President, Chief         1997    118,774      7,400        5,549          14,500            4,072
  Financial Officer and
     Treasurer                  1996    105,654     23,558          329              --            3,592
Richard D. Bell                 1998    171,731     10,291       10,594           9,000            4,488
  Vice President of Worldwide   1997    159,195      7,721       38,551          11,500            4,500
  Sales                         1996    140,452     44,950       10,332              --            3,623
Christopher J. Rollison         1998    140,933     11,037       10,194           9,000            4,490
  Vice President and General    1997    130,303      9,078       10,773          11,500            4,500
  Manager of Advanced           1996    119,651     38,721        9,248              --            3,563
  Interconnect Business Unit

---------------
(1) The Company operates and reports financial results on a 52- or 53-week year, ending on the Saturday nearest December 31 each year, and follows a four-four-five week quarterly cycle. For clarity of presentation, the Company has described all periods presented as if the fiscal year ended December 31.

(2) In fiscal 1998, "Other Annual Compensation" for Mr. Healey includes tax reimbursements paid on Mr. Healey's behalf totaling $15,130, auto allowance payments totaling $10,800, and other miscellaneous reimbursements of $11,402, for a total of $37,332.

(3) In fiscal 1998, "Other Annual Compensation" for Mr. Richardson includes relocation related benefits totaling $83,662, and other miscellaneous reimbursements of $11,697, for a total of $95,359.

(4) In fiscal 1998, "All Other Compensation" includes matching contributions to the Company's 401(k) savings plan for Messrs. Healey, Richardson, Hohener, Bell and Rollison totaling $4,500, $0, $4,460, $4,488 and $4,490, respectively. For Mr. Healey, the amount also includes fiscal 1998 term life insurance premiums paid by the Company which totaled $9,356.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the Company's executive officers has a formal employment contract with the Company, and each one's employment may be terminated at any time at the discretion of the Board of Directors.

     In February 1999, the Company appointed James C. Cogan as Vice President and General Manager of the EMS Business Unit. Mr. Cogan's base salary is $165,000, plus a target bonus of 30% based on the EMS Business Unit performance. In addition, Mr. Cogan was granted an incentive stock option to purchase 25,000 shares of the Company's Common Stock under the 1998 Acquisition Nonstatutory Stock Option Plan (the "Acquisition Plan").

     The Compensation Committee has the authority as administrator of the Company's equity incentive plans to provide for the accelerated vesting of the shares of Common Stock subject to outstanding unvested options held by individuals under such plans, including the Company's executive officers and directors, in the event that a change-in-control of the Company occurs.

     Effective January 1, 1996, the Board of Directors adopted an Executive Involuntary Termination Policy (the "Policy"), in order to assist terminated executives while they seek other employment. Under the Policy, the President, each Vice President, and certain other executives ("executives") reporting directly to the President are eligible to receive salary continuation and certain other benefits following any involuntary termination of their employment, including a deemed termination resulting from a change-in-control transaction. Under the policy, the term "involuntary termination" excludes termination for cause (which for purposes of this policy is deemed to be gross misconduct and/or willful neglect of duties), retirement, or death. The post-termination salary and benefits continuation period is up to 24 months in the case of the President, and one month for each year of service to the Company for other covered executives, up to a maximum of 12 months in the case of Vice Presidents, and up to a maximum of six months in the case of all other covered executives. All salary continuation benefits will cease upon a terminated executive's obtaining new employment.

OPTION GRANTS

     The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1998. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                               OPTIONS GRANTED IN
                                LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------     POTENTIAL REALIZED
                            NUMBER OF      PERCENTAGE                                    VALUE AT ASSUMED
                            SECURITIES      OF TOTAL                                  ANNUAL RATES OF STOCK
                            UNDERLYING      OPTIONS                                   PRICE APPRECIATION FOR
                             OPTIONS       GRANTED TO       EXERCISE                      OPTION TERM($)
                             GRANTED      EMPLOYEES IN      OR BASE      EXPIRATION   ----------------------
           NAME               (#)(1)     FISCAL YEAR(2)   PRICE ($/SH)      DATE         5%          10%
           ----             ----------   --------------   ------------   ----------   --------    ----------
William L. Healey.........    50,000         13.6%           $ 8.06        1/14/08    $253,523    $  642,477
Anthony R.W. Richardson...    65,000          17.6             9.69         2/2/08     396,007     1,003,560
John W. Hohener...........     9,000           2.4             8.06        1/14/08      45,634       115,646
Richard D. Bell...........     9,000           2.4             8.06        1/14/08      45,634       115,646
Christopher J. Rollison...     9,000           2.4             8.06        1/14/08      45,634       115,646

---------------
(1) Options granted in fiscal 1998 become exercisable starting 12 months after the grant date, with 25% of the total number of shares covered by such options becoming exercisable at that 12-month anniversary and 6.25% of the total number of shares covered by such options becoming exercisable on the last day of each successive quarter.

(2) Options to purchase an aggregate of 368,500 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended December 31, 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table and footnotes set forth certain information concerning all option exercises, and the number of shares covered by both exercisable and unexercisable stock options for the Named Executive Officers as of December 31, 1998. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of December 31, 1998.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED                   IN-THE-MONEY OPTIONS
                                 OPTIONS AT DECEMBER 31, 1998(#)            AT DECEMBER 31, 1998($)(1)
                                 --------------------------------        --------------------------------
             NAME                EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
             ----                -----------        -------------        -----------        -------------
William L. Healey..............    70,907              85,593             $ 75,510                --
Anthony R.W. Richardson........        --              65,000                   --                --
John W. Hohener................    19,095              19,405               50,340                --
Richard D. Bell................    17,844              17,656               31,463                --
Christopher J. Rollison........    20,844              17,656               50,340                --

---------------
(1) Calculated based on a fair market value equal to the reported closing price of the Company's Common Stock on The Nasdaq National Market at December 31, 1998, of $7.25 per share, less the applicable exercise price.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid an annual retainer of $20,000 per year plus $1,000 for each meeting attended in person. Mr. Healey receives no additional compensation for services rendered by him as a director of the Company.

     Pursuant to the Company's 1995 Equity Incentive Plan, each non-employee director is automatically granted a non-qualified stock option to purchase 10,000 shares of Common Stock upon his or her initial election to the Board of Directors, and an additional automatic grant of a non-qualified stock option to purchase 3,000 shares of Common Stock each time such director is reelected to the Board of Directors. The exercise price of non-qualified stock options awarded pursuant to automatic grants is the fair market price of the Common Stock on the date a director is elected or reelected, as the case may be, and the non-qualified stock options vest as to 50% of the shares covered thereby on the first anniversary of the grant date, and thereafter at the rate of 12.5% of the shares covered thereby every three months thereafter. Each of Messrs. Bendush, King, Klein, and Liebl received a grant of non-qualified stock options to purchase 3,000 shares of Common Stock, upon their election to the Board at the 1998 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which currently consists of Messrs. Liebl and King, is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also administers the Company's equity-based incentive plans.

     Until November 1994, Mr. King was the President and Chief Executive Officer of Silicon Systems, and Mr. Bendush is currently Senior Vice President and Chief Financial Officer of Silicon Systems. Silicon Systems leases warehouse facilities in Tustin, California to the Company. In 1998, the Company paid Silicon Systems approximately $1,600 per month for this warehouse space. The Company is also party to a Volume Purchase Agreement with Silicon Systems, whereby the Company purchases integrated circuits from Silicon Systems and is entitled to certain discounts on purchases made from Silicon Systems if the Company purchases certain minimum volumes of integrated circuits. The Company believes that such purchases and such discounts are on terms and conditions no less favorable to the Company than are available from other suppliers. During 1998, the Company purchased approximately $1.4 million of material from Silicon Systems.

     In July 1996, Silicon Systems, then a subsidiary of TDK USA Corporation, was sold to Texas Instruments. In connection with this transaction, the 1,161,614 shares of the Company's Common Stock held by Silicon Systems were transferred to TDK USA Corporation.

     From September 1996 to the present, Mr. King has served as the Chairman of the Board and Chief Executive Officer of Volterra Semiconductor Corporation. The Company currently sells assembly services to Volterra Semiconductor Corporation. During 1998, the Company sold approximately $99,000 of services to Volterra Semiconductor Corporation.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is a standing committee of the Board of Directors of the Company. The Committee's purpose is to provide recommendations to the full Board on salaries and incentive compensation for executive officers and key employees. The Committee is primarily responsible for establishing the criteria for, and the effectiveness of, the Company's executive compensation policies. The Committee is also responsible for the administration of the Company's equity incentive plans.

     The following report is submitted by the Committee regarding executive compensation policies established and executive compensation paid during fiscal year 1998.

     Executive Compensation Policies and Administration. The Committee's compensation policy is designed to provide a competitive compensation system which will enable the Company to attract, retain and reward its executive officers, including the Chief Executive Officer. At present, annual compensation of the Company's executive officers typically consists of base salary, an annual incentive bonus and a grant of stock options. To establish and evaluate the competitiveness and effectiveness of the Company's executive compensation policies the Committee has adopted the following general guidelines:

     - Base salaries must be competitive, within the industry and the local markets where the Company operates, so that the Company can attract and retain qualified executive and management personnel.

     - Company performance should generally be the primary determinant for both annual bonuses and long-term equity incentives.

     - Senior executives' financial interests should be aligned with those of the other stockholders of the Company, primarily through the use of stock options or other appropriate equity-based awards.

     Section 162(m) of the Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated other executive officers. According to the regulations adopted under Section 162(m), the limitation shall not apply (for a period ending with next year's annual meeting) to a compensation plan of a company that becomes public provided the compensation plan existed prior to the time of the company's becoming a public company and provided the compensation plan was described in the company's prospectus for the initial public offering in accordance with applicable securities laws. The Company's 1993 Equity Incentive Plan, 1994 Equity Incentive Plan for Officers, Directors and Consultants and 1995 Equity Incentive Plan (the "1995 Plan") are not subject to the restrictions of Section 162(m). The Company does not foresee any payment made or authorized in fiscal 1998 of any compensation that would be non-deductible under Section 162(m).

     Base Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Committee believes that base salary rates and employee benefits should be comparable to those of similar companies in the Company's industry, taking into account factors such as geographic location, size and operating history. In establishing executive salaries, the Committee also considers the Southern California location of the Company's headquarters. The cost of living in Southern California is generally more expensive than in many other geographic areas of the United States.

     At the beginning of each fiscal year, the Committee establishes base salaries of executives based upon independent studies of comparable salaries in similarly sized companies in the Company's industry segment. The performance of the Company with respect to annual revenue growth and earnings as well as the individual's performance are also considered in establishing base salaries. Base salaries and employee benefits of executives, including the Named Executive Officers, were increased in 1998 based on the Committee's subjective evaluation of the Company's need to be more competitive and to fairly compensate employees for enlarged responsibilities occasioned by the Company's growth in the area of international operations.

     Performance-Based Compensation. Annual bonuses are granted by the Board of Directors, based upon recommendations of the Committee, and are intended to provide an annual incentive to executive officers by recognizing individual achievement and Company performance during the fiscal year. Incentive compensation target levels, with the relative weightings ascribed to such target levels, are set in advance at the beginning of each fiscal year by the Compensation Committee based upon:

     - the Company achieving certain revenue and earnings targets

     - specific performance goals for each plan participant

     At the end of the fiscal year, the actual performance is measured against these goals to determine the amount of an executive's bonus. In addition, the Committee also considers the incentive compensation policies instituted by companies with comparable revenues and numbers of employees, among other factors that the Committee deems significant. In 1998 the percentage of bonus compensation was approximately 4% to 8% of each executive's base salary.

     Stock Options. In order to reward performance and to provide an incentive that will align the financial interests of management with those of the stockholders, the Committee makes discretionary grants of stock options under the Company's equity incentive plans to executive officers and key employees of the Company on a periodic basis. The Committee believes that stock option grants reward executives and other key employees for long-term performance, which maximizes stockholder value, and that such grants should represent a significant portion of each executive's total compensation package. Incentive stock options to purchase a total of 142,000 shares of the Company's Common Stock were granted to the Named Executive Officers during the fiscal year ended December 31, 1998, all of which were granted under the 1995 Plan.

     Chief Executive Officer's Compensation. Mr. Healey's base salary level is subject to annual review and evaluation. During fiscal 1998, Mr. Healey's base salary was increased to $302,405, and he was awarded an annual incentive award of $25,000 and granted incentive stock options to purchase 50,000 shares of common stock. As mentioned above, the Committee considered both objective and subjective factors in determining Mr. Healey's base salary and incentive award for 1998. Some of the factors that were considered by the Committee in determining Mr. Healey's compensation were: the Company's ability to stay profitable during a year of reduced revenue, maintaining significant cash balances and low debt structure during a year of market slowdown, and successful completion of the Company's first two acquisitions. The Committee also based Mr. Healey's compensation on published surveys that track compensation levels of executives in similarly sized companies.

                                          Alan V. King
                                          Gary E. Liebl, Chairman

     Notwithstanding anything to the contrary set forth in the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings, including this Proxy Statement, in whole or in part, the foregoing Report, and the performance graph immediately following, shall not be incorporated by reference into any such filings.

COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for The NASDAQ Stock Market (United States Companies) (the "NASDAQ Market Index"), and a weighted composite industry index ("the SIC Code Index"), for the period that commenced on August 1, 1995 (the date on which the Company's Common Stock was first registered under the Exchange Act) and ended on December 31, 1998. The Company's Industry Index is NASDAQ's SIC Code 7373 Index, and the Industry Index is weighted by the market equity capitalization of each constituent company. Cumulative total returns are calculated assuming that $100 was invested on July 31, 1995, and that all dividends were reinvested.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG SMARTFLEX SYSTEMS, INC.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                                SMARTFLEX SYSTEMS, INC.         SIC CODE INDEX        NASDAQ MARKET INDEX
                                -----------------------         --------------        -------------------
'8/1/95'                                100.00                      100.00                  100.00
'12/31/95'                              114.52                      123.73                  102.74
'12/31/96'                              106.40                      131.32                  127.67
'12/31/97'                               61.29                      156.93                  156.17
'12/31/98'                               46.77                      341.84                  220.26

CERTAIN TRANSACTIONS

INCORPORATION

     The Company was incorporated in Delaware on September 17, 1993 to acquire all of the assets and liabilities of Smartflex Systems, which was founded in November 1985 as a joint venture between Rogers Corporation, a supplier of flex circuits to the hard disk drive ("HDD") market, and Silicon Systems, a supplier of mixed signal integrated circuits to the HDD market. See "Compensation Committee Interlocks and Insider Participation."

ACQUISITIONS AND ACQUISITION PLAN

     On October 7, 1998 the Company acquired Logical Services Incorporated, a California corporation ("LSI"), pursuant to the terms of a Stock Purchase Agreement whereby the Company purchased all of the issued and outstanding shares of stock of LSI for an aggregate purchase price of $2.3 million. LSI is an electronic engineering, design and development company with annual revenues of approximately $3 million. Upon the closing of the acquisition LSI became a wholly-owned subsidiary of the Company.

     On December 2, 1998, the Company, through its wholly-owned subsidiary, Methuen Acquisition Corp., a Delaware corporation, acquired certain assets of the Methuen, Massachusetts division of EA Industries, Inc., a New Jersey Corporation ("EA/Methuen") pursuant to the terms of an Agreement of Purchase and Sale for an aggregate purchase price of $2.4 million. EA/Methuen is a provider of high-mix electronic contract manufacturing assembly and test services with annual revenues of approximately $7 million.

     On February 1, 1999, the Company, through its wholly-owed subsidiaries, Smartflex Fremont Inc. and Smartflex New Jersey Inc., acquired certain assets from Tanon Manufacturing, Inc., the principal operating subsidiary of EA Industries, Inc. ("Tanon"). On December 3, 1998, Tanon filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. The acquisition of the assets was subject to approval of the Bankruptcy Court which was granted on January 29, 1999. The assets acquired include certain specified contracts, equipment and inventory used in connection with Tanon's contract manufacturing electronic assembly business at facilities in Fremont, California and West Long Branch, New Jersey. The aggregate purchase price paid was $14.9 million, $2.5 million of which is due in April 2000; and the Company has delivered a non-interest bearing promissory note to guaranty this additional payment.

     On December 9, 1998, the Board of Directors adopted resolutions to adopt and implement the Company's Acquisition Plan for the purpose of providing nonstatutory stock options to key employees of LSI and EA/Methuen, the recently acquired wholly-owned subsidiaries of the Company, and to key employees of other businesses acquired by the Company from time to time, none of whom have previously been employed by the Company, to induce such key employees to enter into employment contracts with the Company. Under Rule 4320(e)(21)(H) of the Nasdaq Stock Market, stockholder approval of the Acquisition Plan and any grants thereunder is not required.

     The Acquisition Plan provides for the reservation of 200,000 shares of the Common Stock of the Company for issuance pursuant to options granted under the Acquisition Plan which vest twenty-five percent (25%) on the first anniversary of the date of grant and six and one-quarter percent (6.25%) each quarter thereafter. The Board of Directors and/or the Compensation Committee of the Board are authorized to grant and/or confirm nonstatutory stock options under the Acquisition Plan and the Acquisition Plan will be administered by the Compensation Committee. As of March 18, 1999, the Company had granted options to purchase 191,750 shares available for grant under the Acquisition Plan, including a total of 30,000 options granted to Robert Ulrickson, the President of LSI.

     The shares of Common Stock issuable under the Acquisition Plan are to be registered with the Securities and Exchange Commission (the "SEC") under a Registration Statement on Form S-8, or other comparable form prescribed by the SEC, under the Securities Act of 1933.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon its review of the copies of reporting forms furnished to the Company, and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock, as of December 31, 1998, were timely satisfied.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 18, 1999 (unless otherwise indicated), certain information regarding the beneficial ownership of the Company's outstanding Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                    AMOUNT AND
                                                    NATURE OF
                                                    BENEFICIAL       PERCENTAGE OF
                NAME AND ADDRESS                   OWNERSHIP(*)       CLASS(%)(1)
                ----------------                   ------------      -------------
TDK U.S.A Corporation............................   1,161,614(2)         18.0
  12 Harbor Park Drive
  Port Washington, NY 11050-4649
Dalton, Greiner, Harman, Maher & Co..............     501,300(3)          7.8
  1100 Fifth Avenue South, Suite 301
  Naples, FL 34102
Heartland Advisors, Inc..........................     550,000(4)          8.5
  790 North Milwaukee Street
  Milwaukee, WI 53202
The TCW Group, Inc...............................     393,100(5)          6.1
  865 South Figueroa Street
  Los Angeles, CA 90017
Capital Technology, Inc..........................     338,500(6)          5.2
  8314 Pineville -- Matthews Road, Suite 295
  Charlotte, NC 28226
William L. Healey................................     262,223(7)          4.0
William E. Bendush...............................      16,000(8)            *
Alan V. King.....................................      17,800(9)            *
William A. Klein.................................      14,000(9)            *
Gary E. Liebl....................................      14,000(9)            *
Richard D. Bell..................................      73,744(10)         1.1
James C. Cogan...................................          --               *
John W. Hohener..................................      54,831(11)           *
Anthony R.W. Richardson..........................      21,313(12)           *
Christopher J. Rollison..........................      47,387(13)           *
All directors and executive officers as a group
  (10 persons)...................................     521,298(14)         8.1

---------------
 (*) Indicates less than 1%.

 (1) Calculated based on 6,453,541 shares of the Company's Common Stock outstanding on March 18, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 18, 1999 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

 (2) Based on a Schedule 13D filed by TDK U.S.A. Corporation, which reported stock ownership as of December 31, 1998.

 (3) Based on a Schedule 13G/A filed by Dalton, Greiner, Hartman, Maher & Co., which reported stock ownership as of December 31, 1998.

 (4) Based on a Schedule 13G filed by Heartland Advisors, Inc., which reported stock ownership as of December 31, 1998.

 (5) Based on a Schedule 13G/A filed jointly by The TCW Group, Inc. and Mr. Robert Day, 200 Park Avenue, Suite 2200, New York, New York 10166, an individual who may be deemed to control the TCW Group, which reported stock ownership as of December 31, 1998.

 (6) Based on a Schedule 13G filed by Capitol Technology, Inc., which reported stock ownership as of December 31, 1998.

 (7) Includes 98,344 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

 (8) Includes 16,000 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

 (9) As to each of Messrs. King, Klein and Liebl, includes 6,000 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

(10) Includes 23,345 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

(11) Includes 24,596 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

(12) Includes 20,313 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

(13) Includes 26,345 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

(14) Includes 226,943 shares subject to presently exercisable options or options that become exercisable within 60 days of March 18, 1999.

                                  PROPOSAL TWO

              APPROVAL OF AMENDMENT OF 1995 EQUITY INCENTIVE PLAN

     At the Meeting, the stockholders of the Company will be asked to approve an amendment to the 1995 Equity Incentive Plan (the "1995 Plan"). The proposed amendment, which is described below, will increase the maximum number of shares of Common Stock available for awards granted under the 1995 Plan.

     Currently, a maximum of 791,169 shares of Common Stock (as adjusted to reflect the automatic one percent (1%) "evergreen" increase effective January 1,
1999) are authorized for issuance under the 1995 Plan. As of March 18, 1999, a total of 781,269 shares had been issued net of cancellations, leaving only 9,900 shares available for grant under the 1995 Plan.

     The proposed amendment, which was adopted by the Board of Directors on January 13, 1999, subject to stockholder approval at the Meeting, will (i) increase the maximum number of shares of Common Stock available for awards under the 1995 Plan by 350,000 shares (from 600,000 to 950,000 shares); (ii) raise the percentage of the annual evergreen increase each January 1 commencing and effective as of January 1, 2000, from one percent (1%) to two percent (2%) of the total number of issued and outstanding shares of the Company's Common Stock as of the immediately preceding December 31; and (iii) as a sub-limit within the amount of the increase described in (i) above, increase the maximum number of shares that may be issued pursuant to Incentive Stock Options under the 1995 Plan by 350,000 shares (from 600,000 to 950,000 shares), effective immediately, plus an automatic annual increase of 128,000 shares each January 1, commencing and effective January 1, 2000, as a sub-limit within the evergreen increase described in (ii) above. See "1995 Plan Description".

     The Company is requesting the increase in shares authorized for issuance under the 1995 Plan because, due in part to the growth of the Company and its recent acquisitions, the number of employees eligible to participate in the 1995 Plan has increased. The authorization of additional options which may be granted under the 1995 Plan is intended to enable the Company to continue to attract, motivate and retain key employees and directors. For similar reasons, increasing the percentage of the automatic evergreen increase is intended to ensure consistent annual increases in the maximum number of shares of Common Stock available for awards under the 1995 Plan, without requiring the administrative costs in having to seek stockholder approval of incremental increases.

     Subject to the approval of the amendment to the 1995 Plan by the Company's stockholders, the additional shares of Common Stock issuable under the 1995 Plan are to be registered with the Securities and Exchange Commission (the "SEC") under a Registration Statement on Form S-8, or other comparable form prescribed by the SEC, under the Securities Act of 1933.

     Approval of the amendment of the 1995 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Meeting and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment to add 350,000 shares of Common Stock to the 1995 Plan (and to the Incentive Stock Option sub-limit) and to increase the annual evergreen percentage to two percent (2%) effective January 1, 2000, plus an automatic annual increase of 128,000 shares each January 1 commencing January 1, 2000 to the Incentive Stock Option pool of shares reserved for issuance thereunder. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S 1995 PLAN.

     The principal features of the 1995 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1995 Plan itself. Copies of the 1995 Plan can be obtained by writing to the Secretary, Smartflex Systems, Inc., 14312 Franklin Avenue, Tustin, California 92680.

1995 PLAN DESCRIPTION

     The 1995 Plan provides for the grant of stock options, performance shares, restricted stock, stock units and other stock-based awards of the Company's common stock to employees, executive officers, directors and consultants. Incentive stock options may be granted only to employees and the exercise price per share may not be less than 100% of the fair market value ("FMV") of a share of common stock on the grant date. The exercise price per share of non-qualified stock options shall not be less than 85% of the FMV of a share of common stock on the grant date. The 1995 Plan provides for the automatic grant of a non-qualified option to purchase 10,000 shares of common stock to each non-employee director of the Company upon his or her initial election to the Board of Directors, and an additional automatic grant of a non-qualified option to purchase 3,000 shares of common stock each time such director is reelected. Automatic grants shall be at the FMV on the date that such director is elected or reelected.

     An aggregate of 600,000 shares of common stock was initially reserved for issuance under the 1995 Plan. The number of shares of common stock authorized under the 1995 Plan is increased automatically on January 1 of each year, from and after January 1, 1997, by an amount equal to 1% of the total number of issued and outstanding shares of common stock of the Company as of the immediately preceding December 31. The total shares reserved under the 1995 Plan after the automatic increases are 791,169 at January 1, 1999. The amendment of the 1995 Plan will add 350,000 shares of Common Stock to the pool of shares reserved for issuance thereunder and for issuance pursuant to Incentive Stock Options, and increase the annual evergreen percentage to two percent (2%) effective January 1, 2000. If an award or grant respecting common stock expires or is terminated unexercised, or is forfeited without the participant having had the economic benefits of ownership, the shares, to that extent, again become available for awards under the 1995 Plan. The increases pursuant to the amendment in the reserve for the 1995 Plan are effective retroactive to grants within 12 months prior to the Meeting that exceed the initial reserve, aggregating options to purchase 43,837 shares at an average exercise price of $8.20 to December 31, 1998.

     The maximum number of shares of common stock initially issuable pursuant to Incentive Stock Options was 600,000. Such amount is included in the overall reservation of shares under the 1995 Plan and is not in addition thereto. The amount reserved pursuant to Incentive Stock Options is increased by the amendment by 350,000 initially, and 128,000 per year thereafter. This increase in authorization is effective retroactive to grants of Incentive Stock Options within 12 months prior to the Meeting that exceed the initial reserve, aggregating options to purchase 43,837 shares at an average exercise price of $8.20 to December 31, 1998.

     The purpose of the 1995 Plan is to attract and retain key employees and directors, to provide financial incentives and rewards for persons eligible for awards which are directly linked to the financial performance of the Company in order to motivate such persons to achieve long-range performance goals, and to allow persons receiving awards to participate in the growth of the Company.

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has the exclusive power to determine whether to grant (except for automatic grants to the Company's directors), and the terms and conditions of any such grant, stock options, performance shares, restricted stock, stock units and other stock-based awards to participants and to resolve all questions relating to the administration of the 1995 Plan.

     The 1995 Plan authorizes the grant of incentive stock options and nonqualified stock options. Options shall be exercisable over such period as determined by the Committee, but no incentive stock option may be exercisable after ten years from the date of grant. Options may be exercisable in installments as determined by the Committee and are evidenced by option agreements. An option may not be transferred except by will or by the laws of descent and distribution. Unvested options may not be exercised following termination of service to the Company, except under certain circumstances where such termination of service is with the consent of the Committee or due to retirement, disability or death, in which event the Committee (subject in any case to the foregoing limitation on the maximum term of incentive stock options) may take any action it deems equitable or in the best interests of the Company. The exercise price of Common Stock subject to an incentive stock option shall not be less than 100% of the fair market value of such Common Stock on the date of grant, and the exercise price of Common Stock subject to a nonqualified option shall not be less than 85% of the fair market value of such Common Stock on date of grant. The exercise price will be due upon exercise of the option and may be paid in cash, in shares of Common Stock or through a sale and remittance procedure with a Company-designated brokerage firm. Grants may also provide for reload option rights upon the exercise of options, provided that the term of any such reload option shall not extend beyond the terms of the option originally exercised.

     The 1995 Plan provides for the automatic grant of a nonqualified option to purchase 10,000 shares of Common Stock to each non-employee director of the Company upon his or her initial election to the Board of Directors, and an additional automatic grant of a nonqualified option to purchase 3,000 shares of Common Stock each time such director is reelected to the Board of Directors. Automatic grants shall be at the fair market price of the Common Stock on the date that such director is elected or reelected, as the case may be. See "Compensation of Directors."

     Performance shares entitle the participant to receive shares of Common Stock based upon the degree of achievement of pre-established performance goals over a pre-established performance cycle as determined by the Committee in its discretion. The Committee may adjust the performance goals during a performance cycle in order to avoid distortion which would otherwise result from events not related to the performance of the participants occurring after the date of grant. The Committee will have sole discretion to determine the participants eligible for performance shares, the duration of each performance cycle, and the number of shares earned on the basis of the Company's performance relative to the established performance goals. At the end of the performance period, the Committee shall determine the number of performance shares which have been earned on the basis of performance in relation to the established performance goals. A participant must be an employee at the end of the performance cycle in order to receive the performance shares; provided, however, that if the participant ceases to be an employee with the Committee's consent prior to the end of the cycle, or dies, retires or becomes disabled prior to the end of the cycle, the Committee may take any action it deems equitable or in the best interests of the Company.

     A grant of restricted stock consists of a specified number of shares of Common Stock which is contingently awarded in amounts determined by the Committee and is subject to substantial risk of forfeiture to the Company under such conditions and such periods of time as the Committee may determine. A participant who has been awarded restricted shares may vote and receive dividends on restricted shares, but may not sell, assign, transfer, pledge or otherwise encumber restricted shares during the restricted period. If a participant's employment ceases prior to the end of the restricted period for any other reason, all of the participant's restricted shares will be forfeited. Grants may be made without consideration or in consideration of a payment by the participant that is less than the fair market value on the grant date.

     Stock units consist of awards of Common Stock or units that are valued in whole or in part by reference to, or otherwise based, on the value of Common Stock. The Committee may award stock units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

     The 1995 Plan will terminate in June 2005, unless terminated earlier by the Board of Directors.

AMOUNTS RECEIVED UNDER THE 1995 PLAN IN 1998

     The Committee determines the recipients and the amounts of grants under the 1995 Plan to employees, executive officers, directors and consultants of the Company. At December 31, 1998, the approximate number of eligible employees, executive officers, and non-employee directors was 70, 5, and 4, respectively. The number of grantees could vary from year to year. Except for the automatic grants to the Company's directors, the amounts or terms of stock-based awards under the 1995 Plan are not determinable in advance. The automatic grants to non-employee directors are described above. The amendment of the 1995 Plan does not affect such automatic grant provisions. The following table presents information concerning the grants in 1998 under the 1995 Plan.

                               NEW PLAN BENEFITS

                                   1995 PLAN

               NAME AND POSITION                 EXERCISE PRICE ($)(1)   NUMBER OF OPTION SHARES
               -----------------                 ---------------------   -----------------------
William L. Healey..............................          8.06                     50,000
  Chairman of the Board, President
  and Chief Executive Officer
Anthony R.W. Richardson........................          9.69                     65,000
  Executive Vice President and
  Chief Operating Officer
John W. Hohener................................          8.06                      9,000
  Vice President, Chief Financial
  Officer and Treasurer
Richard D. Bell................................          8.06                      9,000
  Vice President of Worldwide Sales
Christopher J. Rollison........................          8.06                      9,000
  Vice President and General Manager
  of Advanced Interconnect Business Unit
All current executive officers, as a group.....          8.06                    142,000
All current directors who are not executive
  officers, as a group.........................          8.06                     12,000
All employees, including non-executive
  officers, as a group.........................          8.56(2)                 368,500

---------------
(1) Exercise price stated as of the date of grant. The fair market value of the Company's Common Stock on The Nasdaq National Market at December 31, 1998 was $7.25 per share.

(2) Reported as an average exercise price for the number of options reported.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

     Incentive Stock Options. There is no taxable income to an employee when an incentive stock option is granted or when that option is exercised; however, generally the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be included in the optionee's alternative minimum taxable income upon exercise. If stock received on exercise of an incentive stock option is disposed of in the same year the option was exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includible in the alternative minimum taxable income will be the amount realized upon the sale or exchange of the stock, less the taxpayer's basis in the stock. Gain realized by an optionee upon the sale of stock issued upon exercise of an incentive stock option is taxable either as mid-term or long-term capital gain or loss (depending on whether the Shares were held more than 12 or more than 18 months after exercise), and no tax deduction is available to the Company, unless the optionee disposes of the stock within two years after the date of grant of the option or within one year after the date of exercise. In such event, an amount equal to the lesser of (i) the difference between the option exercise price and the and fair market value of the shares on the date of the optionee's exercise, or (ii) the amount realized on disposition minus the exercise price will be taxed at ordinary income rates, and, subject to Section 162(m) of the Code (which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. Additionally, if the amount realized exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income will be taxed as capital gain.

     Nonqualified Stock Options. The recipient of a nonqualified stock option will not realize taxable income upon the grant of the option, nor will the Company be entitled to take any deduction. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are met. An optionee's basis for the stock for purposes of determining gain or loss on any subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

     Restricted Stock. The receipt of restricted stock will not cause a recipient to realize taxable income until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the recipient makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained or if a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of such shares on the date of purchase. If no Section 83(b) election is made or if repurchase rights are retained, the recipient will realize taxable income on each date that the recipient's ownership rights vest (i.e., when the Company no longer has the right to repurchase all or a portion of the shares). The recipient will recognize ordinary income, and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the purchase price paid for such shares. However, if the recipient is subject to Section 16(b) of the Exchange Act, and if no Section 83(b) election was made at the time of purchase, the date that ordinary income is recognized for shares which vest within six months of purchase date shall be deferred to six months from the date of purchase.

     Tax Withholding. The Plan grants the Company the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, by (i) directing the Company to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to the Company shares of Common Stock owned by the participant.

                                 PROPOSAL THREE

           APPROVAL OF AMENDMENT OF 1995 EMPLOYEE STOCK PURCHASE PLAN

     At the Meeting, the stockholders of the Company will be asked to approve an amendment to the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The proposed amendment, which is described below, will increase the maximum number of shares of Common Stock available for awards granted under the Stock Purchase Plan.

     Currently, a maximum of 200,000 shares of Common Stock are authorized for issuance under the Stock Purchase Plan. As of March 18, 1999, a total of 134,538 shares had been issued, leaving only 65,462 shares available for issuance under the Stock Purchase Plan.

     The proposed amendment, which was adopted by the Board of Directors on January 13, 1999, subject to stockholder approval at the Meeting, will increase the authorized number of shares of Common Stock issuable under the Stock Purchase Plan by 125,000 shares.

     The Company is requesting the increase in shares authorized for issuance under the Employee Stock Purchase Plan because, due in part to the growth of the Company, the number of employees eligible to participate in the Stock Purchase Plan has increased. The authorization of additional shares which may be issued under the Stock Purchase Plan is intended to enable the Company to continue to attract, motivate and retain key employees.

     Subject to the approval of the amendment to the 1995 Plan by the Company's stockholders, the additional shares of Common Stock issuable under the Stock Purchase Plan are to be registered with the Securities and Exchange Commission (the "SEC") under a Registration Statement on Form S-8, or other comparable form prescribed by the SEC, under the Securities Act of 1933.

     Approval of the amendment of the Stock Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Meeting and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the Stock Purchase Plan to add 125,000 shares of Common Stock to the pool of shares reserved for issuance thereunder. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S STOCK PURCHASE PLAN.

     The principal features of the Stock Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Stock Purchase Plan itself. Copies of the Stock Purchase Plan can be obtained by writing to the Secretary, Smartflex Systems, Inc., 14312 Franklin Avenue, Tustin, California 92680.

STOCK PURCHASE PLAN TERMS

     All domestic employees of the Company (including officers) whose customary employment is for more than five months in any calendar year and more than 20 hours per week and who have been employed by the Company for at least 90 days are eligible to participate in the Stock Purchase Plan. Directors who are not employees are not eligible. An aggregate of 200,000 shares of the Company's Common Stock is reserved for offering under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company.

     Under the Stock Purchase Plan, offerings are made on the first business day of May and November (each such period a "Purchase Period") during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. Payroll deductions may be from 1% to 15% (in whole percentage increments) of a participant's regular base pay, exclusive of overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. An employee may purchase up to 1,000 shares of Common Stock under the Stock Purchase Plan during a Purchase Period. Certain additional limitations on the amount of Common Stock which may be purchased in any calendar year are imposed by the Code.

     The price per share (the "Purchase Price") at which shares of Common Stock are to be purchased pursuant to the Stock Purchase Plan for any Purchase Period is the lesser of (a) 85% of the fair market value of Common Stock on the date of the grant of the option (the commencement of the Purchase Period, or the "Grant Date") or (b) 85% of the fair market value of Common Stock on the date of exercise of the option (the last business day of a Purchase Period, or the "Purchase Date"). On the Purchase Date, amounts credited to the accounts of the participants who have neither terminated from the employ of the Company nor withdrawn from the Stock Purchase Plan for such Purchase Period are used to purchase shares of Common Stock in accordance with the elections of such participants.

     The Company makes no cash contributions to the Stock Purchase Plan, but bears the expenses of administration. The Stock Purchase Plan will be administered by the Committee, which will have authority to determine the terms and conditions under which shares are to be offered, and to resolve all questions relating to the administration of the Stock Purchase Plan.

     The Stock Purchase Plan will terminate on June 30, 2005, unless terminated earlier pursuant to the provisions of the Stock Purchase Plan.

AMOUNTS RECEIVED UNDER THE STOCK PURCHASE PLAN IN 1998

     The approximate number of current eligible employees and executive officers is 140 and 6, respectively. The number of grantees could vary from year to year. The amounts or terms of stock-purchases under the Stock Purchase Plan is not determinable in advance. The following table presents information concerning the stock purchases in 1998 under the Stock Purchase Plan.

                               NEW PLAN BENEFITS

                              STOCK PURCHASE PLAN

                 NAME AND POSITION                   PURCHASE PRICE ($)(1)   NUMBER OF SHARES
                 -----------------                   ---------------------   ----------------
William L. Healey..................................          14,556                2,000
  Chairman of the Board,
  President and Chief Executive Officer
Anthony R.W. Richardson............................           6,163                1,000
  Executive Vice President and
  Chief Operating Officer
John W. Hohener....................................           3,173                  378
  Vice President, Chief Financial
  Officer and Treasurer
Richard D. Bell....................................              --                   --
  Vice President of Worldwide Sales
Christopher J. Rollison............................           7,641                1,093
  Vice President and General Manager of
  Advanced Interconnect Business Unit
All current executive officers, as a group.........          31,533                4,471
All current directors who are not executive
  officers, as a group.............................              --                   --
All employees, including non-executive officers, as
  a group..........................................         244,555               34,168

---------------
(1) Total purchase price of shares, calculated by adding the sum of (i) the number of shares purchased multiplied by the purchase price of $8.39 at the first offering period ended April 30, 1998, and (ii) the number of shares purchased multiplied by the purchase price of $6.16 at the second offering period ended October 30, 1998.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

     The Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. However, a participant may become liable for tax upon disposition of shares acquired under the Stock Purchase Plan, and the tax consequences will depend upon how long a participant has held the shares before disposition.

     If the shares are disposed of at least two years after the Grant Date and at least one year after the Purchase Date, or in the event of a participant's death (whenever occurring) while owning such shares, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the Purchase Price of the shares or (ii) fifteen percent of the fair market value of the shares on the Grant Date will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain. Any long-term capital gain would be taxed as capital gain at the rates then in effect. If the shares are sold and the sale price is less than the Purchase Price, there is no ordinary income and the participant will have a long-term capital loss equal to the difference between the sale price and the Purchase Price. The ability of a participant to utilize such a capital loss would depend upon the participant's other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

     If the shares are sold or disposed of (including any disposition by way of gift) before the expiration of the two-year holding period described above or within one year after the shares are transferred to the participant, then the excess of the fair market value of the shares on the Purchase Date over the Purchase Price will be treated as ordinary income to the participant. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income is attributed to the participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such Purchase Date. As indicated above, the ability of the participant to utilize such a capital loss would depend upon the participant's other tax attributes and the statutory limitation on capital losses not discussed herein.

     The ordinary income reported under the rules described above, added to the actual Purchase Price of the shares, determines the tax basis of the shares for the purpose of determining gain or loss on the sale or exchange of the shares.

     The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

                                 PROPOSAL FOUR

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Since the Company's inception, Ernst & Young LLP, independent auditors, have provided audit services to the Company, including the examination of the Company's consolidated financial statements for the year ended December 31, 1998. The Board of Directors has selected Ernst & Young LLP to audit the Company's consolidated financial statements for the year ending December 31, 1999, and recommends that stockholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she so desires.

     Approval of the appointment of Ernst & Young LLP as the Company's independent auditor will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Meeting and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the appointment of Ernst & Young LLP as the Company's independent auditors. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.